Exhibit 99.3

2012
Third Quarter
Earnings Supplement

The enclosed summary should be read in conjunction with the text and statistical tables included in American Express Company’s (the “Company” or “AXP”) Third Quarter 2012 Earnings Release.

This presentation contains certain forward-looking statements that are subject to risks and uncertainties and speak only as of the date on which they are made.  Important factors that could cause actual results to differ materially from these forward-looking statements, including the Company’s financial and other goals, are set forth on pages 13-15 of this Supplement, in the Company’s 2011 Annual Report to Shareholders, in its 2011 Annual Report on Form 10-K, in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 and in other reports on file with the Securities and Exchange Commission. In addition, certain calculations included within this supplement constitute non-GAAP financial measures and may differ from the calculations of similarly titled measures by other companies.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2012 OVERVIEW

FINANCIAL RESULTS
•
Third quarter diluted EPS attributable to common shareholders of $1.09 increased 6% from $1.03 a year ago.  Total revenues net of interest expense increased 4%. Total revenues net of interest expense on an FX adjusted basis, a non-GAAP measure, increased 5%.1  Return on average equity (“ROE”) was 26.3%.

BUSINESS METRICS
•	Compared with the third quarter of 2011:

-	Worldwide billed business of $220.1B increased 6%. Adjusted for the impact of changes in foreign exchange rates, worldwide billings grew 8%.1

-	Worldwide cardmember loan balances of $61.8B increased 6% from $58.2B a year ago, reflecting higher cardmember spending levels. Average cardmember loans grew 4% compared to Q3’11

-
Worldwide credit performance, which was excellent in the first half of the year, showed continued improvement, as the worldwide lending net write-off rate declined to 1.9% from 2.2% in Q2’12 and 2.6% in Q3’11.

				Percentage
				Increase/(Decrease)
				Assuming No Changes in
	Quarters Ended September 30,		Percentage Inc/(Dec)	Foreign Exchange Rates1
	2012	2011
Card billed business2 (billions):
United States	$146.9	$136.4	8%
Outside the United States	73.2	71.3	3	8%
Total	$220.1	$207.7	6	8
Total cards-in-force (millions):
United States	51.8	50.2	3
Outside the United States	49.6	45.6	9
Total	101.4	95.8	6
Basic cards-in-force (millions):
United States	40.2	38.9	3
Outside the United States	39.8	36.4	9
Total	80.0	75.3	6
Average basic cardmember spending3 (dollars):
United States	$4,073	$3,854	6
Outside the United States	$3,407	$3,450	(1)	3
Total	$3,885	$3,739	4	5

______________________________________
1 As reported in this Earnings Supplement, FX adjusted information assumes a constant exchange rate between the periods being compared for purposes of currency translation into U.S. dollars (i.e., assumes the foreign exchange rates used to determine results for the three months ended September 30, 2012 apply to the period(s) against which such results are being compared).  The Company believes the presentation of information on an FX adjusted basis is helpful to investors by making it easier to compare the Company’s performance in one period to that of another period without the variability caused by fluctuations in currency exchange rates.

2 For additional information about discount rate calculations and billed business, please refer to the Third Quarter 2012 Earnings Release, American Express Company Selected Statistical page.

3 Proprietary card activity only.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2012 OVERVIEW

Additional Billed Business Statistics:

		Percentage
		Increase/(Decrease)
	Percentage	Assuming No Changes in
	Increase/(Decrease)	Foreign Exchange Rates 4
Worldwide5
Total Billed Business	6%	8%
Proprietary billed business	6	7
GNS billed business	6	11
Airline-related volume (9% of worldwide billed business)	–	2

U.S.5
Billed Business	8
Proprietary consumer card billed business6	7
Proprietary small business billed business6	10
Proprietary commercial services billed business7	9
T&E-related volume (27% of U.S. billed business)	4
Non-T&E-related volume (73% of U.S. billed business)	9
Airline-related volume (8% of U.S. billed business)	2

Outside the U.S. 5
Billed Business	3	8
Japan, Asia Pacific & Australia ("JAPA") billed business	8	9
Latin America & Canada ("LACC") billed business	5	11
Europe, Middle East, & Africa ("EMEA") billed business	(4)	3
Proprietary consumer and small business billed business8	1	5
JAPA billed business	3	4
LACC billed business	5	8
EMEA billed business	(4)	3
Proprietary commerical services billed business7	(2)	3

______________________________________

4 See Note 1, page 1.

5 Captions not designated as “proprietary” or “GNS” include both proprietary and GNS data.

6  Included in USCS, see the Company’s Third Quarter 2012 Earnings Release statistical tables for additional billings information.

7  Included in GCS, see the Company’s Third Quarter 2012 Earnings Release statistical tables for additional billings information.

8 Included in ICS, see the Company’s Third Quarter 2012 Earnings Release statistical tables for additional billings information.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2012 OVERVIEW

Statements of Income

(Preliminary)	Quarters Ended		Percentage
(Millions, except percentages and per share amounts)	September 30,		Inc/(Dec)
	2012	2011
Revenues
Non-interest revenues
Discount revenue	$4,425	$4,218	5%
Net card fees	633	622	2
Travel commissions and fees	465	480	(3)
Other commissions and fees	581	604	(4)
Other	577	534	8
Total non-interest revenues	6,681	6,458	3
Net interest income	1,181	1,113	6
Total revenues net of interest expense	7,862	7,571	4
Provisions for losses
Charge card	190	174	9
Cardmember loans	264	48	#
Other	25	27	(7)
Total provisions for losses	479	249	92
Total revenues net of interest expense after provisions for losses	7,383	7,322	1

Expenses
Marketing and promotion	764	757	1
Cardmember rewards	1,496	1,565	(4)
Cardmember services	201	189	6
Salaries and employee benefits	1,516	1,598	(5)
Professional services	690	690	-
Occupancy and equipment	453	433	5
Communications	93	93	-
Other, net	300	286	5
Total	5,513	5,611	(2)

Pretax income	1,870	1,711	9
Income tax provision	620	476	30
Net Income	$1,250	$1,235	1

Net income attributable to common shareholders9	$1,236	$1,220	1

Earnings Per Common Share–Basic
Net Income attributable to common shareholders	$1.10	$1.04	6

Earnings Per Common Share–Diluted
Net Income attributable to common shareholders	$1.09	$1.03	6
Average Shares Outstanding
Basic	1,126	1,175	(4)
Diluted	1,132	1,181	(4)

# Denotes a variance of more than 100%.

______________________________________

9 Represents net income less earnings allocated to participating share awards of $14MM and $15MM for the three months ended September 30, 2012 and 2011, respectively.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2012 OVERVIEW

•
Discount Revenue:  Increased 5%, reflecting 6% growth in billed business volumes, partially offset by a slight decline in the average discount rate and higher contra-revenue items, including cash rebate rewards.

-
The average discount rate10 of 2.53% in Q3’12 decreased slightly compared to 2.54% in both Q3’11 and Q2’12.  As indicated in prior quarters, certain pricing initiatives, changes in the mix of spending by location and industry, volume-related pricing discounts and strategic investments will likely result in some erosion of the average discount rate over time.

•	Net Card Fees: Increased 2%, reflecting an increase in proprietary cards in force.

•	Travel Commissions and Fees: Decreased 3%, reflecting a 6% decline in worldwide travel sales. Business travel sales declined 9%, while U.S. consumer travel sales increased 8%.

•	Other Commissions and Fees: Declined 4% versus Q3’11 but were flat year-over-year on an FX adjusted basis, a non-GAAP measure.11

•	Other Revenues: Increased 8%, primarily reflecting a $30MM gain on the sale of an investment, which is reported in Corporate & Other.

•
Net Interest Income:  Increased 6% versus Q3’11, reflecting the 4% increase in average cardmember loans and a higher net interest yield.  Worldwide net interest yield increased to 9.3% in Q3’12 versus 9.1% a year ago.

•
Charge Card Provision for Losses:  Increased 9% in part due to higher ending receivable balances in Q3’12.  Also contributing to the growth was a significant increase year-over-year in GCS charge card provision, driven by a change in estimate for certain credit reserves in Q3’11, which resulted in a reserve release in the GCS segment.  These increases were partially offset by lower net write-offs in USCS due to improved credit performance in the current year.

-	Worldwide Charge Card:

	Q3'12	Q2’12	Q3'11
USCS Net write-off rate12	1.6%	2.0%	1.8%
ICS/GCS Net loss ratio as a % of charge volume	0.10%	0.10%	0.10%

USCS 30 days past due as a % of total	1.8%	1.7%	2.0%
ICS/GCS 90 days past billings as a % of total	0.7%	0.7%	0.8%

Worldwide Receivables (billions)	$42.3	$41.5	$39.8
Reserves (millions)	$409	$392	$388
% of receivables	1.0%	0.9%	1.0%

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10 See Note 2, page 1.

11 See Note 1, page 1.

12 Rate reflects principal losses only. Net write-off rates including interest and/or fees are included in the Company’s Third Quarter 2012 Earnings Release statistical tables.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2012 OVERVIEW

•
Cardmember Loan Provision for Losses:  Increased significantly, primarily reflecting a smaller reserve release in Q3’12 than in Q3’11, partially offset by lower write-offs due to improving credit performance.

-	Worldwide Loans:

	Q3’12	Q2’12	Q3’11
Net write-off rate13	1.9%	2.2%	2.6%
30 days past due loans as a % of total	1.3%	1.3%	1.5%

Total Loans (billions)	$61.8	$61.0	$58.2
Reserves (millions)	$1,459	$1,547	$2,139
% of total loans	2.4%	2.5%	3.7%
% of past due	182%	202%	238%

•	Other Provision for Losses: Decreased $2MM to $25MM.

•	Marketing and Promotion Expense: Increased 1% versus a year ago and, at 9.7% of total revenues, reflects significant levels of investment in the business.

•
Cardmember Rewards Expense:  Decreased 4%, reflecting greater Membership Rewards-related and co-brand spending volumes, more than offset by a larger increase in Q3’11 than Q3’12 in the Membership Rewards ultimate redemption rate (“URR”) assumption and weighted average cost per point (“WAC”) assumption.

-	The Company's Membership Rewards URR for current participants increased slightly during the quarter but rounded to 93% in both Q3’12 and Q2’12.

•	Cardmember Services Expense: Increased 6% reflecting increased costs associated with enhanced benefits to U.S. cardmembers.

•
Salaries and Employee Benefits Expense: Decreased 5%, reflecting favorable impacts from foreign exchange in the current quarter and higher severance costs related to reengineering activities in Q3’11, primarily in the ICS segment and Corporate & Other.

-	Total employee count of approximately 63.6K was relatively consistent with the prior year and last quarter.

•	Professional Services Expense: Was flat versus Q3’11.

•	Occupancy and Equipment Expense: Increased 5%, reflecting higher data processing costs and higher rent expenses.

•	Communications Expense: Was flat versus Q3’11.

•
Other, Net Expense: Other expense of $300MM in Q3’12 increased 5% compared to Q3’11, reflecting the Visa settlement payments received in Q3’11 and an expense related to hedging the Company’s fixed-rate debt exposures in Q3’12 versus a benefit in Q3’11, which primarily impacted the USCS and GCS segments.  These increases were partially offset by expenses related to legal exposures in Q3’11 in Corporate & Other and the reclassification of cross currency funding hedge-related income from interest expense to other, net expense beginning in Q1’12.

•	Pretax Margin: Was 23.8% of total revenues net of interest expense in Q3’12 compared with 22.6% in Q3’11.

•	Effective Tax Rate: Was 33.2% in Q3’12 compared with 27.8% in Q3’11. The lower effective tax rate in Q3’11 reflects the realization of certain foreign tax credits in the ICS and GCS segments.

______________________________________

13 See Note 12, page 4.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2012 OVERVIEW

CAPITAL
•	Capital Distribution to Shareholders: During Q3’12, approximately 94% of capital generated was distributed to shareholders through the Company’s quarterly common share dividend and share repurchases.

The Company repurchased 17MM common shares at an average price of $57.69 in Q3’12 versus 26MM common shares in Q3’11. The Company is executing its share repurchase program, subject to market conditions, pursuant to its capital plan to repurchase up to $4.0B of common shares in 2012.

Year to date and since the inception of repurchase programs in December 1994, the Company has distributed 86% and 65% of capital generated through share repurchases and dividends on a cumulative basis, respectively.

Shares Outstanding:
	Millions of Shares
	Q3’12	Q2’12	Q3’11
Beginning of period	1,139	1,166	1,193
Repurchase of common shares	(17)	(30)	(26)
Employee benefit plans, compensation and other	-	3	2
End of period	1,122	1,139	1,169

•	Capital Ratios: As of September 30, 2012, the Company’s key consolidated capital ratios,14 as calculated under Basel I, were as follows:

($ in billions)	September 30, 2012
Risk-Based Capital
Tier 1	12.7%
Total	14.7%

Tier 1 Leverage	10.8%
Tier 1 Common Equity/Risk Weighted Assets (“RWA”)15	12.7%
Total Shareholders’ Equity	$19.5
Tangible Common Equity (“TCE”)16/RWA	12.6%

Tier 1 Capital	$15.5
Tier 1 Common Equity15	$15.5
Tier 2 Capital	$2.3
Total Average Assets17	$143.2
RWA	$121.4
TCE16	$15.3

On June 7, 2012, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, and the Federal Deposit Insurance Corporation issued three joint notices of proposed rulemaking text, collectively referred to as Basel III, which presents details of the new U.S. regulatory capital standards.  The Company estimates that had the new rules been in place, and were finalized as proposed, during Q3’12, the reported Tier 1 common and Tier 1 capital ratios would decline by approximately 20 basis points and the reported Tier 1 leverage ratio would decline by approximately 5 basis points, but would remain above expected regulatory thresholds, and the supplementary leverage ratio would have been approximately 9.1%.18  These ratios are calculated using the standardized approach as described in the proposed rules and are based on the Company’s reported Basel I ratios, without taking into account the potential impact of Basel II implementation. The Company is currently taking steps toward Basel II implementation in the United States.

______________________________________

14 These ratios represent a preliminary estimate as of the date of this Earnings Supplement and may be revised in the Company’s Third Quarter 2012 Form 10-Q.

15 Refer to Annex 1 for a reconciliation between Tier 1 common equity, a non-GAAP measure, and total shareholders’ equity.

16 Tangible common equity, a non-GAAP measure, excludes goodwill and other intangibles of $4.2B from total shareholders’ equity of $19.5B.  The Company believes presenting the ratio of tangible common equity to risk-weighted assets is a useful measure of evaluating the strength of the Company’s capital position.

17 Presented for the purpose of calculating the Tier 1 Leverage Ratio.

18 The proposed capital ratios are non-GAAP measures. The Company believes the presentation of the proposed capital ratios is helpful to investors by showing the impact of Basel III, assuming the new rules as currently proposed are implemented by the Federal Reserve. The estimated impact of the Basel III rules will change over time based upon changes in the size and composition of the Company’s balance sheet; and the estimated impact for the third quarter of 2012 is not necessarily indicative of the impact in future periods. Refer to Annex 2 for a reconciliation of the proposed capital ratios.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2012 OVERVIEW

FUNDING AND LIQUIDITY

•	Funding Activities: During Q3’12, the Company primarily funded its business through deposit-taking and the issuance of asset-backed securities and unsecured debt.

-	Deposits: The Company held the following deposits:

($ in billions)	September 30, 2012	June 30, 2012	Change
U.S. Direct Deposits19	$17.7	$16.4	$1.3
U.S. 3rd Party CDs	9.0	9.1	(0.1)
U.S. 3rd Party Sweep Accounts	10.3	10.3	-
Other Deposits	0.2	0.2	-
Total	$37.2	$36.0	$1.2

The total portfolio of U.S. retail Certificates of Deposit (“CDs”) issued through the direct deposit and third-party programs had a weighted average remaining maturity of 18.3 months and a weighted average rate at issuance of 2.1%.

-
Unsecured Non-Guaranteed Debt: On August 20, 2012, American Express Credit Corporation issued an incremental $750MM of senior unsecured debt as part of a reopening of an existing $1.25B note that was issued during Q2’12 with a maturity of three years and a coupon of 1.75%.

-
Asset-Backed Securitization: On August 21, 2012, the Company issued $1.7B of asset-backed securities from the Lending Trust with a maturity of three years, which included $1.5B of Class A at 0.68%, $103MM of Class B at 0.99% and $112MM of Class C at 1.29%, as well as $1.1B of asset-backed securities from the Lending Trust with a maturity of three years, which included $1.0B of Class A at one-month LIBOR plus 15 bps and $73MM of Class B at one-month LIBOR plus 50 bps.

-	Secured Borrowing Facilities:
On August 3, 2012, the Company extended its $3.0B committed, revolving, secured facility, from its original maturity date in December 2013, to July 15, 2014.  This secured financing facility gives the Company the right to sell up to $3.0B face amount of eligible AAA notes from the Charge Trust.

On October 3, 2012, the Company entered into a new three-year committed, revolving, secured financing facility that gives the Company the right to sell up to $2.0B face amount of eligible AAA certificates from the Lending Trust at any time with a repayment date of no later than September 15, 2015. The facility is sponsored by, and with a liquidity backup provided by, a syndicate of banks. The purchasers’ commitments to fund any unfunded amounts under this facility are subject to the terms and conditions of, among other things, a purchase agreement among certain subsidiaries, the note purchasers and certain other parties.  The borrowing cost of the facility includes a fixed facility fee. In addition the drawn balance incurs a weighted average cost of funds to the participating banks plus 25 bps.

Both facilities are used in the ordinary course of business to fund seasonal working capital needs, as well as to further enhance the Company’s contingent funding resources.

______________________________________

  19 Direct Deposits primarily includes the Personal Savings® direct deposit program, which consists of $17.0B from high-yield savings accounts and $0.7B from retail CDs.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2012 OVERVIEW

•
Maturity Obligations: The maturities of the Company’s long-term unsecured debt, debt issued in connection with asset-backed securitizations, and long-term CDs, for the next four quarters are as follows:

($ in billions)	Funding Maturities
		Asset-Backed	Certificates of
Quarter Ending:	Unsecured Debt	Securitizations	Deposit	Total
December 31, 2012	1.5	1.1	0.9	3.5
March 31, 2013	-	-	0.8	0.8
June 30, 2013	4.5	0.9	0.9	6.3
September 30, 2013	3.1	2.0	0.6	5.7
	$9.1	$4.0	$3.2	$16.3

OTHER ITEMS OF NOTE

•
Corporate & Other: Net expense reported in Corporate & Other was $156MM in Q3’12 compared with $148MM in Q2’12 and $248MM in Q3’11.  Q3’11 results included a $43MM after-tax benefit from the Visa settlement payments offset by expenses related to legal exposures and $16MM of after-tax expense related to the Company’s reengineering activities.  Current quarter results include a $30MM pretax gain on the sale of an investment and a favorable tax rate impact versus the prior year.

•
Reengineering Initiatives: In Q3’12, the Company recorded $7MM ($5MM after-tax) of costs related to its reengineering activities versus $39MM ($28MM after-tax) of reengineering costs in Q3’11, primarily in the ICS segment and Corporate & Other.

•
Visa and MasterCard Litigation Settlements: The Company received payments from Visa and MasterCard for several years under the terms of previously disclosed settlement agreements.  The settlement with Visa was comprised of an initial payment of $1.13B ($700MM after-tax) that was recorded in Q4’07 and received in March 2008, and quarterly payments of $70MM ($43MM after-tax) for four years from Q1’08 through Q4’11. The settlement with MasterCard was comprised of twelve quarterly payments of $150MM ($93MM after-tax) received each quarter from Q3’08 to Q2’11.  Payments earned through December 2011 have been reported as a reduction to the other expense line within Corporate & Other.

•
Reclassification of Cardmember Lending Net Card Fees: In Q1’12, the Company revised the income statement reporting of annual membership card fees on lending products, increasing net card fees and reducing interest on loans. Corresponding amounts in prior periods have been reclassified to conform to the current period presentation. This change does not impact total revenues net of interest expense in the income statement or the net interest yield on cardmember loans statistic, a non-GAAP measure, as reported in the Company’s Third Quarter Earnings Release Selected Statistical pages.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2012 OVERVIEW

EXPANDED PRODUCTS AND SERVICES
American Express continues to invest in growth opportunities through expanded products and services.

In our proprietary issuing, merchant, and network businesses, the Company:

•
Continued to sign new merchants from around the world to the American Express network.  In Australia, cardmembers can now use the card at Alto Group, a premium automotive dealer, and at True Value Solar, a leading solar power company.  In Europe, Transport for London’s Cycle Hire and dm Drugstore in Germany now accept the card.  And, in the US, we signed Murphy USA, a retail gasoline network, and Fred’s Super Dollar, a chain of discount general merchandise stores.

•	Announced that British Airways has selected Accertify's comprehensive solution to fight e-commerce fraud and help ensure a high-quality experience for customers.

•
Joined forces with the American Independent Business Alliance to enable more small businesses and community groups to successfully launch “buy local” campaigns throughout the United States in order to inspire people to “shop small” all year around.

•
Entered into a multi-tiered alliance making American Express the Official Credit Card of Barclays Center and the Brooklyn Nets. The alliance designates American Express as the presenting sponsor of the Barclays Center restaurant and box office, and the eighth founding partner of the venue.

In our Global Network Services (“GNS”) business, the Company:

•
Launched a new partnership to issue American Express-branded cards in Canada with Scotiabank, who rolled out the Scotiabank American Express® Card, the Scotiabank Gold American Express® Card and the Scotiabank Platinum American Express® Card as part of the launch.

•
Supported GNS partners in launching a wide range of new products, including: the Jet Airways ICICI Bank American Express® Cards with ICICI Bank in India; the Samsung 7 American Express® Card series with Samsung Card in Korea; the Shinhan Corporate Point Max 2/4/6 American Express® Card and Shinhan Corporate Asiana Cobrand American Express® Card with Shinhan Card in Korea; the American Express® Business Travel Account (“BTA”) with Banco de Oro Unibank in the Philippines; the China Merchants Bank American Express® Platinum Card in China; The Platinum Card® with Interbank in Peru; Blue from American Express® with Russian Standard Bank in Russia; and the EASY Card with Garanti Bank in Turkey.

In our Enterprise Growth Group, the Company:

•
Together with Walmart, announced the launch and availability of Bluebird, an alternative to debit and checking accounts designed to help consumers better manage and control their everyday finances. Bluebird has been developed for the tens of millions of Americans who are looking for advanced capabilities such as deposits by smartphone and mobile bill pay, fee transparency, and no minimum balance, monthly, annual or overdraft fees.

•	Announced that the American Express Prepaid Card, a prepaid reloadable Card with no monthly or maintenance fees, is now available in approximately 7,300 Walgreens locations.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2012 OVERVIEW
SUPPLEMENTAL INFORMATION

Supplemental Information – Tangible Common Equity and Total Adjusted Assets

During the third quarter of 2006, the Company issued $750MM of 6.80% Subordinated Debentures due 2036 (“Subordinated Debentures”), which are automatically extendable until 2066 unless certain events occur prior to that date. In connection with the Subordinated Debentures, the Company has undertaken to disclose on a quarterly basis the amount of its “tangible common equity” and “total adjusted assets”, as defined in the Subordinated Debentures. The Company’s consolidated “tangible common equity” amount as of the end of any fiscal quarter means total shareholders’ equity, excluding preferred stock, of the Company as reflected on its consolidated balance sheet prepared in accordance with GAAP as of such fiscal quarter end minus (i) intangible assets and goodwill and (ii) deferred acquisition costs, as determined in accordance with GAAP and reflected in such consolidated balance sheet. The Company’s “total adjusted assets” as of the end of any fiscal quarter is calculated as the sum of (i) total consolidated assets as reflected on the Company’s balance sheet minus (ii) non-securitized cardmember loan receivables (without deduction for reserves), which are set forth on the Company’s balance sheet, plus (iii) managed (i.e., securitized and non-securitized) worldwide cardmember loan receivables as reported by the Company for such fiscal quarter.  Upon the adoption of new GAAP effective  January 1, 2010, the Company’s “total consolidated assets” as reflected on the Company’s balance sheet now are the same amount as would be calculated as “total adjusted assets” as defined in the Subordinated Debentures before the change in GAAP.  As of September 30, 2012, the Company’s “tangible common equity”, a non-GAAP measure, was $15B and its “total adjusted assets” each as defined in the Subordinated Debentures, were $153B.  As of September 30, 2012, the consolidated total assets as reflected on the Company’s balance sheet were $153B.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2012 OVERVIEW
ANNEX 1

The Tier 1 Common Risk-Based Capital Ratio is calculated as Tier 1 Common Equity, a non-GAAP measure, divided by Risk-weighted assets.  Tier 1 Common Equity is calculated by reference to Total Shareholders’ Equity as shown below:

Tier 1 Common Equity Reconciliation as of September 30, 2012
($ in Millions)

Total Shareholders’ Equity	$ 19,478
Effect of certain items in accumulated other comprehensive income/(loss) excluded from Tier 1 common equity	107
Less:
Ineligible goodwill and intangible assets	(3,936)
Ineligible deferred tax assets	(199)
Tier 1 Common Equity	$15,450

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2012 OVERVIEW
ANNEX 2

The following table presents a comparison of the Company’s Tier 1 and Tier 1 common risk-based capital under Basel I rules to its estimated Tier 1 and Tier 1 common risk-based capital under Basel III rules, for purposes of calculating the estimated Tier 1 and Tier 1 common capital ratios and the supplementary leverage ratio.

(Billions, except ratios)	Tier 1 /Tier 1 Common
Risk-Based Capital under Basel I	$15.5
Adjustments related to:
AOCI for available for sale securities	0.3
Pension and other post-retirement benefit costs	(0.5)
Other	0.1
Estimated Risk-Based Capital under Basel III(a)	$15.4
Risk-Weighted Assets under Basel I	$121.4
Estimated Risk-Weighted Assets under Basel III(a)(b)	$122.6
Estimated Tier 1 ratio under Basel III rules(a)(c)	12.6%
Estimated Tier 1 common ratio under Basel III rules(a)(d)	12.6%

Total Assets	$152.9
Estimated Total Assets for Leverage Capital Purposes(a)(e)	$168.7
Estimated Supplementary Leverage Ratio under Basel III(a)(f)	9.1%

(a)
Estimated Basel III Tier 1 capital, Tier 1 common equity, risk-weighted assets and total assets for leverage capital purposes reflect the Company’s current interpretation of the Basel III rules using the standardized approach.  The estimated Basel III amounts could change in the future as the U.S. regulatory agencies implement Basel III or if the Company’s business changes.

(b)
Differences in the calculation of risk-weighted assets between Basel I and Basel III include adjustments relating to the impact of the incremental risk weighting applied to deferred tax assets and significant investments in unconsolidated financial institutions, as well as exposures to past due accounts, equities and sovereigns.

(c)	The Basel III Tier 1 risk-based capital ratio is calculated as adjusted Tier 1 capital divided by adjusted risk-weighted assets.
(d)	The Basel III Tier 1 common risk-based capital ratio is calculated as adjusted Tier 1 common equity divided by adjusted risk-weighted assets.
(e)
Estimated total assets for leverage capital purposes includes adjustments for Tier 1 capital deductions, off-balance sheet derivatives, undrawn unconditionally cancellable commitments and other off-balance sheet liabilities.

(f)	The Basel III supplementary leverage ratio is calculated by dividing Basel III Tier 1 capital by the Company’s estimated total assets for leverage capital purposes under Basel III.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This supplement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties.  The forward-looking statements, which address the Company’s expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “estimate,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update or revise any forward-looking statements.  Factors that could cause actual results to differ materially from these forward-looking statements, include, but are not limited to, the following:

•
changes in global economic and business conditions, including consumer and business spending, the availability and cost of credit, unemployment and political conditions, all of which may significantly affect spending on American Express cards, delinquency rates, loan balances and other aspects of the Company’s business and results of operations;

•
changes in capital and credit market conditions, including sovereign creditworthiness, which may significantly affect the Company’s ability to meet its liquidity needs, access to capital and cost of capital, including changes in interest rates; changes in market conditions affecting the valuation of the Company’s assets; or any reduction in the Company’s credit ratings or those of its subsidiaries, which could materially increase the cost and other terms of the Company’s funding, restrict its access to the capital markets or result in contingent payments under contracts;

•
litigation, such as class actions or proceedings brought by governmental and regulatory agencies (including the lawsuit filed against the Company by the U.S. Department of Justice and certain state attorneys general), that could result in (i) the imposition of behavioral remedies against the Company or the Company voluntarily making certain changes to its business practices, the effects of which in either case could have a material adverse impact on the Company’s financial performance; (ii) the imposition of substantial monetary damages and penalties, disgorgement and restitution; and/or (iii) damage to the Company’s global reputation and brand;

•
legal and regulatory developments wherever the Company does business, including legislative and regulatory reforms in the United States, such as the Dodd-Frank Reform Act’s stricter regulation of large, interconnected financial institutions; changes in requirements relating to securitization and the establishment of the Bureau of Consumer Financial Protection, which could make fundamental changes to many of the Company’s business practices or materially affect its capital requirements, results of operations, or ability to pay dividends or repurchase its stock; actions and potential future actions by the FDIC and credit rating agencies applicable to securitization trusts, which could impact the Company’s ABS program; or potential changes in the federal tax system that could substantially alter, among other things, the taxation of the Company’s international businesses, the allowance of deductions for significant expenses, or the incidence of consumption taxes on the Company’s transactions, products and services;

•
the ability of the Company to generate its on-average and over-time growth targets for revenues net of interest expense, earnings per share and return on average equity, which will depend on the factors such as the Company’s success in implementing its strategies and initiatives, meeting its targets for operating expenses and on factors outside management’s control including changes in the economic and business environment, the effectiveness of marketing and loyalty programs, and the willingness of cardmembers to sustain spending;

•
the Company’s net interest yield on U.S. cardmember loans not remaining at historical levels, which will be influenced by, among other things, the effects of the CARD Act (including the regulations requiring the Company to periodically reevaluate APR increases), interest rates, changes in consumer behavior that affect loan balances, such as paydown rates, the credit quality of the Company’s portfolio and the Company’s cardmember acquisition strategy, product mix, cost of funds, credit actions, including line size and other adjustments to credit availability, and potential pricing changes;

•
changes in the substantial and increasing worldwide competition in the payments industry, including competitive pressure that may impact the prices the Company charges merchants that accept the Company’s cards and the success of marketing, promotion or rewards programs;

•
changes in technology or in the Company’s ability to protect its intellectual property (such as copyrights, trademarks, patents and controls on access and distribution), and invest in and compete at the leading edge of technological developments across the Company’s businesses, including technology and intellectual property of third parties on whom the Company relies, all of which could materially affect the Company’s results of operations;

•
data breaches and fraudulent activity, which could damage the Company’s brand, increase the Company’s costs or have regulatory implications, and changes in regulation affecting privacy and data security under federal, state and foreign law, which could result in higher compliance and technology costs to the Company or the Company’s vendors;

•
changes in the Company’s ability to attract or retain qualified personnel in the management and operation of the Company’s business, including any changes that may result from increasing regulatory supervision of compensation practices;

•
changes in the financial condition and creditworthiness of the Company’s business partners, such as bankruptcies, restructurings or consolidations, involving merchants that represent a significant portion of the Company’s business, such as the airline industry, or the Company’s partners in Global Network Services or financial institutions that the Company relies on for routine funding and liquidity, which could materially affect the Company’s financial condition or results of operations;

•
uncertainty relating to the actual growth of operating expenses in 2012 and subsequent years, which will depend in part on the Company’s ability to balance the control and management of expenses and the maintenance of competitive service levels to its businesses and customers, unanticipated increases in significant categories of operating expenses, such as consulting or professional fees, compliance or regulatory costs and technology costs, higher than expected employee levels due to lower than expected attrition rates or employee needs not currently anticipated, the Company’s decision to increase or decrease discretionary operating expenses depending on overall business performance, the impact of changes in foreign currency exchange rates on costs and results, and the level of acquisition activity and related expenses;

•
uncertainty in the growth of operating expenses relative to the growth of revenues in 2012 and subsequent years and the possibility that the ratio of total expenses to revenues will not migrate back towards historical levels over time, which will depend on (i) factors affecting revenue, such as, among other things, the growth of consumer and business spending on American Express cards, higher travel commissions and fees, the growth of and/or higher yields on the loan portfolio and the development of new revenue opportunities and (ii) the success of the Company in containing operating expenses, which will be impacted by, among other things, the factors identified in the preceding bullet, and in containing other expenses including the Company’s ability to control and manage marketing and promotion expenses as described below as well as expenses related to increased redemptions or other growth in rewards and cardmember services expenses.  Further, in any period, the ability to grow revenue faster than operating expenses and the ratio of total expenses to revenues may be impacted by rapid decreases in revenues that cannot be matched by decreases in operating expenses;

•
uncertainty in the amount of marketing and promotion expenses relative to the revenues in 2012 and subsequent years, which will depend on (i) factors affecting revenue, which will be impacted by, among other things, the factors identified in the preceding bullet and (ii) the Company’s ability to control and manage marketing and promotion expenses as described below,  the availability of opportunities to invest at a higher level due to favorable business results and changes in macroeconomic conditions;

•
the actual amount to be spent by the Company on investments in the business, including on marketing, promotion, rewards and cardmember services and certain operating expenses, which will be based in part on management’s assessment of competitive opportunities and the Company’s performance and the ability to control and manage operating, infrastructure, advertising, promotion and rewards expenses as business expands or changes, including the changing behavior of cardmembers;

•
the ability of the Company to generate $3 billion in fee revenue by the end of 2014, which will depend on the Company’s success in implementing its strategy to increase fee revenue through growing its existing fee-based businesses such as insurance products and other services, acquiring companies with complementary businesses and capabilities, and in introducing new business initiatives, such as Loyalty Edge, Business Insights and its joint venture with Vente-Privee;

•	the effectiveness of the Company’s risk management policies and procedures, including credit risk relating to consumer debt, liquidity risk in meeting business requirements and operational risk;

•
the Company’s lending write-off rates not remaining below the average historical levels of the last ten years, which will depend in part on changes in the level of the Company’s loan balances, delinquency rates of cardmembers, unemployment rates, the volume of bankruptcies and recoveries of previously written-off loans;

•
the ability of the Company to maintain and expand its presence in the digital payments space, including as an online payments provider, which will depend on the Company’s success in evolving its business models and processes for the digital environment, building partnerships and executing programs with companies, and utilizing digital capabilities that can be leveraged for future growth;

•
changes affecting the Company’s ability to accept or maintain deposits due to market demand or regulatory constraints, such as changes in interest rates and regulatory restrictions on the Company’s ability to obtain deposit funding or offer competitive interest rates, which could affect the Company’s liquidity position and the Company’s ability to fund the Company’s business;

•
the failure of the U.S. Congress to renew legislation regarding the active financing exception to Subpart F of the Internal Revenue Code, which could increase the Company’s effective tax rate and have an adverse impact on net income; and

•
factors beyond the Company’s control such as fire, power loss, disruptions in telecommunications, severe weather conditions, natural disasters, terrorism, “hackers” or fraud, which could affect travel-related spending or disrupt the Company’s global network systems and ability to process transactions.

A further description of these uncertainties and other risks can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, its Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2012, and the Company’s other filings with the Securities and Exchange Commission.